Exhibit 99.1

Laura Ruiz 804-788-6005
FOR RELEASE	Michael Whitlow 804-788-6116
Monday, August 2, 2004 2:30a.m. EDT

ALBEMARLE COMPLETES AKZO NOBEL REFINERY CATALYSTS ACQUISITION

RICHMOND, VA, August 2, 2004 — Albemarle Corporation has completed the acquisition of the catalyst business of Akzo Nobel N.V. With this acquisition, Albemarle becomes one of the world’s largest producers of hydro processing catalysts (HPC) and fluidized catalytic cracking (FCC) catalysts used in the petroleum refining industry. Including joint ventures and Albemarle’s current polyolefin catalyst business, the new Catalyst segment is expected to generate sales of roughly $680 million on an annual basis.

Mark C. Rohr, President and Chief Executive Officer of Albemarle said, “ The addition of Akzo’s catalyst business provides a new platform to broaden Albemarle’s portfolio of specialty chemicals and service solutions, and expands our interaction with a global customer base that plays a key role in the world economy. We are impressed with the energy and talent our new employees bring to Albemarle, and we are confident we can create value by building on this strong marketing, manufacturing and technology leadership position.”

Albemarle is acquiring production sites for HPC and FCC catalysts in Amsterdam and Pasadena, Texas. Additionally, Albemarle is acquiring 50 percent ownership of non-consolidated joint ventures in Brazil (FCC SA), Japan (Nippon Ketjen) and France (Eurecat, with affiliates in the US, Saudi Arabia and Italy). The transaction was financed through a new $1.2 billion senior credit facility and bridge loan.

Ray Hurley, Vice President—Catalysts, said, “I am very excited about the future, given the many strengths of Albemarle and the long-term commitment to the growth and success of our business.

Albemarle’s core strengths will help us further enhance our current market leadership positions in the fastest growing catalyst segments, such as the rapidly expanding clean fuels catalyst market, and help us establish ourselves into segments of the catalyst industry where we are not currently active.”

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The company’s three business segments, Polymer Additives, Catalysts and Fine Chemicals (which includes custom manufacturing services for the life sciences market) serve customers in more than 100 countries, generating annual revenue of approximately $1.75 billion. Learn more about Albemarle at www.albemarle.com.